UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
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[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            SPARTECH CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

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[LOGO]SPARTECH
                              SPARTECH CORPORATION
                        120 S. Central Avenue, Suite 1700
                          Clayton, Missouri 63105-1705

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 12, 2003

DEAR FELLOW SHAREHOLDER:

  I cordially invite you to attend the 2003 Annual Meeting of Shareholders of Spartech Corporation to be held at 10:00 a.m. on Wednesday, March 12, 2003, at Washington University's Knight Center, One Brookings Drive, St. Louis, Missouri 63130 for the following purposes:

  1. To elect two Class A directors to serve three-year terms.
  2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for fiscal 2003.
  3. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on January 13, 2003 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

  After the formal business of the meeting is covered, I will give a brief update on the Company's first quarter results and then discuss in more detail our strategy for the future. This will include a review of our recently formalized "Spartech Way" initiative which we regularly use to reinforce our Integrity-Based Operating Philosophy.

  I look forward to seeing each of you at the meeting, so please mark your calendar for the second Wednesday in March. However, if you are unable to attend, you can ensure that your shares are represented at the meeting by promptly completing your proxy and returning it in the enclosed envelope.

                                           Sincerely,
                                           /s/ Bradley B. Buechler
                                           Bradley B. Buechler
St. Louis, Missouri                        Chairman, President, and
January 24, 2003                           Chief Executive Officer






                              SPARTECH CORPORATION
                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 12, 2003

To Our Shareholders:

     The enclosed proxy is solicited by the Board of Directors of Spartech Corporation for use at the Company's 2003 Annual Meeting of Shareholders. All expenses for the preparation and mailing of this Proxy Statement and form of proxy will be paid by the Company. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. Spartech will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred by them in transmitting proxy materials to the beneficial owners of the Company's Common Stock.

     The persons named in the accompanying proxy were selected by the Board of Directors of the Company. They have advised the Company of their intentions, if no contrary instructions are given, to vote the shares represented by all properly executed and unrevoked proxies received by them for the Board of Directors' nominees for director and for proposal 2, as set forth in the Notice of Annual Meeting of Shareholders, and on any other matter which may come before the Annual Meeting in accordance with their best judgment.

     This Proxy Statement and the proxy solicited hereby are being first sent or delivered to shareholders of the Company on or about January 24, 2003. Any shareholder giving a proxy has the right to revoke it by notifying the Secretary of the Company of such revocation, in writing, at any time before its exercise. Execution of the proxy will not in any way affect the shareholder's right to attend the Annual Meeting and vote in person.

     A copy of Spartech's Annual Report to Shareholders for the fiscal year ended November 2, 2002 accompanies this Proxy Statement.

                    OUTSTANDING SHARES AND VOTING PROCEDURES

     The outstanding voting securities of the Company on January 13, 2003 consisted of 29,249,454 shares of Common Stock, $0.75 par value per share, entitled to one vote per share.

     Only shareholders of record at the close of business on January 13, 2003 are entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments thereof. A majority of the outstanding shares of Common Stock must be represented at the Annual Meeting in person or by proxy to constitute a quorum.

     With respect to proposal 1, a plurality of the votes cast in person or by proxy at the Annual Meeting is required to elect directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors, up to the number of directors to be elected at the meeting. With respect to proposal 2, a majority of the votes cast in person or by proxy at the Annual Meeting is required to approve the proposal. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted in the tabulations of the votes cast on proposal 2, and will therefore have the same effect as negative votes. Broker non-votes, however, will not be counted for the purpose of determining whether the proposal has been approved.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. All directors hold office for a term of three years. The Class A directors elected at this Annual Meeting will hold office until the Annual Meeting of Shareholders in 2006, the Class B directors will continue in office until the Annual Meeting of Shareholders in 2004, and the Class C directors will continue in office until the Annual Meeting of Shareholders in 2005, and, in each case, until their successors are duly elected and qualified.

     The Board of Directors has nominated Richard B. Scherrer and Craig A. Wolfanger, present directors of Spartech, to be reelected Class A directors of the Company. Vita International Limited and the Company's executive officers and directors have informed the Company that they intend to cast their votes, aggregating 5,725,609, "FOR" these Board nominees.

     On December 31, 2002, Roy Dobson, who had been a director since 2000, resigned from the Board concurrently with his retirement from British Vita PLC. In view of pending rule proposals by the New York Stock Exchange and the Securities and Exchange Commission which will require a majority of a public company's board of directors and certain of its committees to consist of "independent" directors and will impose higher qualification standards for the members of a public company's Audit Committee, the Board of Directors has decided not to replace Mr. Dobson at this time and has reduced the size of the Board of Directors from nine to eight members. Following issuance of the final rules, the Governance Committee of the Board will consider the availability of candidates who meet the standards reflected in the rules and who are otherwise qualified, and will make recommendations to the full Board of Directors as to the future size and composition of the Board. Such recommendations may or may not include an increase in the size of the Board back to nine members.

   Listed below are the members of the Company's Board of Directors, including the nominees for election to the Board, with certain information about each of them including their principal occupations for the last five years:

Name, Age                 Principal Occupation and Other           Spartech
                          Directorships                            Director
                                                                   Since
------------------        ------------------------------------	   --------
Ralph B. Andy, 58         Mr. Andy is the Chairman and Chief       1998
                          Executive Officer of
                          Pennatronics Corp.  He was Chairman and
                          Chief Executive Officer of Polycom
                          Huntsman, Inc. from 1977 until March
                          1998.  His term as director expires at
                          the 2005 Annual Meeting.

Bradley B. Buechler, 54   Mr. Buechler is the Chairman of the      1984
                          Board, President and Chief Executive
                          Officer of the Company.  He is a CPA,
                          and was Corporate Controller and Vice
                          President-Finance of the Company from
                          1981 to 1984.  He became Chief
                          Operating Officer of the Company in
                          1985, President in 1987, Chief
                          Executive Officer in 1991, and Chairman
                          of the Board in March 1999.  Mr.
                          Buechler is a past Chairman of the
                          Sheet Producers Division of the Society
                          of the Plastics Industry, Inc. and
                          currently serves on several local
                          charitable boards. His term as director
                          expires at the 2004 Annual Meeting.


Lloyd E. Campbell, 45     Mr. Campbell is the Managing Director    2002
                          and Head of the Global Private
                          Placement Group at Rothschild, Inc. as
                          well as a member of that firm's
                          Investment Banking Committee.  Prior to
                          joining Rothschild in June 2001, Mr.
                          Campbell was a Managing Director and
                          the Head of the Private Finance Group
                          at Credit Suisse First Boston.  Mr.
                          Campbell also serves on the board of
                          directors of Alderwoods Group and the
                          board of trustees of Georgetown
                          University.  In addition, he is the
                          Chairman and Founder of Pride First
                          Corporation, a non-profit organization
                          dedicated to improving the scholastic
                          achievement of young people in New York
                          City.  His term as director expires at
                          the 2005 Annual Meeting.


Randy C. Martin, 40       Mr. Martin is the Executive Vice         2001
                          President and Chief Financial Officer
                          of the Company.  He is a CPA, and was
                          with KPMG Peat Marwick from 1983 to
                          1995 most recently as a Senior Audit
                          Manager.  Mr. Martin became Corporate
                          Controller of the Company in 1995 and
                          was named Vice President and Chief
                          Financial Officer in 1996.  He became
                          an Executive Vice President in
                          September 2000.  His term as director
                          expires at the 2004 Annual Meeting.

Calvin J. O'Connor, 50    Mr. O'Connor is a Chartered Accountant   1998
                          in the United Kingdom. He joined
                          British Vita PLC in 1996 and became
                          first a member of its board of
                          directors and later its Finance
                          Director.  In January 2002, Mr.
                          O'Connor became Director of British
                          Vita's Industrial Operations.  His term
                          as Spartech director expires at the
                          2004 Annual Meeting


Jackson W. Robinson, 60   Mr. Robinson is the President of         1993
                          Winslow Management Company, a division
                          of Adams Harkness & Hill in Boston,
                          having held that position since 1983.
                          He is also a director of Jupiter Global
                          Green Investment Trust PLC & Jupiter
                          European Opportunities Trust PLC, and a
                          Trustee of Suffield Academy.  His term
                          as director expires at the 2005 Annual
                          Meeting.


Richard B. Scherrer, 55   Mr. Scherrer has been a partner at       2000
                          Armstrong Teasdale LLP Since 1979 and
                          Managing Partner of the firm since
                          January 1998.  Mr. Scherrer is a Fellow
                          in the International Society of
                          Barristers and is listed in The Best
                          Lawyers In America publication.  He
                          currently stands for reelection.


Craig A. Wolfanger, 44    Mr. Wolfanger has been Senior Managing   2001
                          Director-Head of Investment Banking for
                          Parker/Hunter Incorporated since 1995
                          and serves on its Board of Directors.
                          Prior to joining Parker/Hunter, he was
                          an investment banker with Kidder,
                          Peabody & Co. Incorporated, Alex. Brown
                          & Sons Incorporated and PNC Securities
                          Corp.  He currently stands for
                          reelection.

     The Board of Directors recommends that shareholders vote "FOR" the Board of Directors' slate of nominees.

                 CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

     Until October 2002, Mr. Andy owned 44% of Plastimerics, Inc. which purchased approximately $1,058,000 of products from the Company during fiscal 2002. The Company's management believes that this arrangement was on terms no less favorable to the Company than those which would have been obtained from unaffiliated parties.

     Mr. Scherrer is the Managing Partner of Armstrong Teasdale LLP, which the Company retained as its principal outside law firm during fiscal 2002 and expects to retain through fiscal 2003.

     Mr. Wolfanger is Senior Managing Director-Head of Investment Banking for Parker/Hunter Incorporated, which acts as remarketing agent for certain revenue bonds issued to finance the Company's Lake Charles, Louisiana compounding plant. During fiscal 2002, Parker/Hunter Incorporated received $8,000 for this service.

     On September 3, 2002, pursuant to the provision in Mr. Buechler's employment contract and approval from the non-management members of the Board of Directors, the Company repurchased 87,250 shares of its Common Stock from Mr. Buechler at $21.33 per common share. The purchase price was the average of the publicly reported high and low sale prices of the common stock on the New York Stock Exchange over the three trading days prior to the purchase.

                        BOARD COMMITTEES AND COMPENSATION

     There were five regular meetings and two special meetings of the Board during fiscal 2002. Every director attended at least 75% of the aggregate number of formal meetings of the Board and of the committees on which he served, with the exception of the designees of British Vita, Mr. Dobson and Mr. O'Connor, who generally alternated their attendance at the formal meetings because of the time and expense related to international travel requirements.

     The Board has an Audit Committee, currently consisting of Messrs. Campbell, Robinson (Chairman) and Wolfanger, which met six times during fiscal 2002. The Audit Committee's function under its written Charter from the Board is to appoint the independent accountants to audit the Company's financial statements and perform other services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants the Company's interim and year-end operating results; consider the adequacy of the internal accounting and auditing procedures of the Company; and approve and review any non-audit services to be performed by the independent accountants.

     The Board has a Compensation Committee, currently consisting of Messrs. Andy (Chairman), Robinson and Wolfanger, which met twice during fiscal 2002. The Compensation Committee's function is to review and approve, at least annually, the compensation package for the Chief Executive Officer and the financial terms of any other employment arrangement providing for compensation of more than $150,000 per year, and to approve substantially all stock option grants.

     The Board has a Governance Committee, currently consisting of Messrs. Andy, Campbell (Chairman), Robinson and Wolfanger. The Governance Committee was formed on April 1, 2002 to develop and promote corporate governance principles and oversee the evaluation of the board and management. The Committee's first meeting was held in December 2002. The Governance Committee also combined the duties of the former Nominating Committee and Special Committee. The Nominating Committee's functions included reviewing the size and composition of the Board, and reviewing possible director candidates and recommending director nominations for presentation to shareholders. The Nominating Committee met once prior to April 1, 2002. The Special Committee's function was to evaluate and take any necessary action in response to any proposals relating to the acquisition of control of the Company, or any proposals relating to a potential transaction involving the Company's largest shareholder, British Vita PLC. The Special Committee met once prior to April 1, 2002.

      Shareholders who wish to recommend a candidate for election to the Board may submit such recommendation to the Secretary of the Company. Any recommendation must include name, address, appropriate background, experience and other pertinent information on the proposed candidate and must be received in writing by November 28, 2003 for consideration by the Governance Committee for the next Annual Meeting.

     The Company pays each non-management director an annual fee of $27,000, and reimburses each of the directors for the expenses incurred in attending each meeting. During fiscal 2002, the Company paid a fee of $36,000 to British Vita PLC for services provided to the Company by its directors. Each non-management director, except for the British Vita representatives, also receives $1,200 for each Board and Committee Meeting attended, except for the Special Committee, whose members received a fee of $2,250 per month through March 2002.

     Certain non-management directors have been granted options to purchase Common Stock of the Company periodically during their terms as directors. No options were granted in fiscal 1998 or 1999. On November 1, 1999 Messrs. Andy and Robinson were each granted options for 10,000 shares with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $28.625. On December 6, 2000 Mr. Scherrer was granted an option for 15,000 shares with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $11.19; and upon his election to the Board effective January 2, 2001 Mr. Wolfanger was granted an option for 15,000 shares with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $20.56. On December 6, 2001 Messrs. Andy, Robinson, Scherrer and Wolfanger were each granted options for 15,000 shares with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $21.10; and upon his election to the Board effective March 13, 2002 Mr. Campbell was granted an option for 15,000 shares with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $24.50.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION
To Our Shareholders:

     The Compensation Committee of the Board of Directors is responsible for reviewing and approving at least annually the compensation package for the Chief Executive Officer, and the financial terms of any other employment arrangement providing for compensation of more than $150,000 per year. The Compensation Committee also approves substantially all stock options awarded to employees, based upon their individual performance and the economic value created by their respective operating units. Our objective is to provide compensation that is fair and equitable to both the employee and the Company, considering the employee's overall responsibilities, professional qualifications, business experience and technical expertise, and the resultant combined value of the employee to the Company's long-term performance and growth.

     The Compensation Committee periodically reviews the compensation established for each employee for whom we are responsible and approves adjustments recommended by the Chief Executive Officer to reflect changes in responsibility for various executives of the Company or economic conditions. We believe that by providing fair and equitable compensation levels, the Company will continue to attract and maintain qualified individuals who are dedicated to the long-term performance and growth of Spartech.

     In establishing the compensation for the Chief Executive Officer, we have consulted independent published surveys and studies by compensation and benefit consulting firms. We have endeavored to establish Mr. Buechler's total compensation at levels approximating the 75th percentile reported for this position for publicly-traded companies of comparable size to Spartech.

     Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the Company's tax deduction to $1 million per year (the "Compensation Cap") for certain compensation paid in a given year to the Chief Executive Officer and the four highest compensated executives other than the Chief Executive Officer named in the Proxy Statement. The Code and regulations issued under the Code exclude from the Compensation Cap amounts based on attainment of pre-established, objective performance goals, if certain other requirements are met. The Committee's policy is to structure compensation programs, including stock option and bonus plan awards, for covered executives that will be deductible without limitation.

     /s/ Ralph B. Andy        /s/ Jackson W. Robinson  /s/ Craig A. Wolfanger
         Ralph B. Andy        Jackson W. Robinson      Craig A. Wolfanger
         Chairman

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 for fiscal 2002.

                                                                                               Long Term
                                                                                            Compensation
                                                                                         Options Granted
                                                    Annual Compensation
Name and Principal Position        Fiscal       Salary        Bonus (1)     Other Annual
                                    Year                                 Compensation(2)
---------------------------        ------  ----------- ----------------  --------------- ---------------
Bradley B. Buechler                  2002     $649,038         $486,567         $111,465         200,000
Chairman, President, and             2001     $649,038         $  - (1)         $135,381          30,000
Chief Executive Officer              2000     $637,019         $725,670         $112,064         110,000

George A. Abd                        2002     $247,000         $240,000        $  21,686          25,000
Executive Vice President,            2001     $230,000         $200,000        $  16,132          22,500
Color and Specialty                  2000     $207,423         $210,000        $  33,481           9,000
Compounds

Randy C. Martin                      2002     $250,682         $150,000        $  20,542          25,000
Executive Vice President and         2001     $216,828         $112,500        $  19,305          22,500
Chief Financial Officer              2000     $170,481         $125,000        $  19,972          10,000

David G. Pocost                      2002     $213,571         $120,000        $  20,580          25,000
Executive Vice President,            2001     $211,538         $107,500        $  19,026          22,500
Extruded Sheet and                   2000     $165,241         $120,000        $  18,832          10,000
Rollstock

Jeffrey D. Fisher                    2002     $205,342        $  75,000        $  19,867          15,000
Vice President and                   2001     $197,788        $  67,500        $  18,757          15,000
General Counsel                      2000     $176,346        $  75,000        $  17,157               -

(1) Under the Company's bonus plan, discretionary bonuses are paid to all its executive officers except its Chief Executive Officer, Mr. Buechler. Mr.
  Buechler's bonus is determined under a formula provided in his employment agreement, which requires the Company's annual pre-tax earnings to meet a minimum threshold each year in order to entitle him to a bonus. For fiscal
  2001, the Company's pre-tax earnings did not reach the minimum threshold required.

(2)    The amounts disclosed in this column for fiscal year 2002 include
  Company contributions to non-qualified deferred compensation arrangements on behalf of Mr. Buechler, $102,163; Mr. Abd, $15,000; Mr. Martin, $15,000; Mr.
  Pocost, $15,000; and Mr. Fisher, $15,000.

Option Grants
     The following table summarizes option grants made during fiscal 2002 to the executive officers named above.

                        Number of     % of                             Potential Realizable
                       Securities     Total                          Value at Assumed Annual
                       Underlying    Options                           Rates of Stock Price
                                     Granted                         Appreciation for Option
                                       to                                    Term (1)
                                    Employees
        Name             Options    in Fiscal Exercise   Expiration      5%           10%
                         Granted      Year      Price       Date
--------------------   -----------  --------- ---------  ----------- -----------  -----------
Bradley B. Buechler    200,000 (2)      33.9%    $21.10      12/5/11  $2,653,935   $6,725,593

George A. Abd           25,000 (2)       4.2%    $21.10      12/5/11    $331,741     $840,699

Randy C. Martin         25,000 (2)       4.2%    $21.10      12/5/11    $331,741     $840,699

David G. Pocost         25,000 (2)       4.2%    $21.10      12/5/11    $331,741     $840,699

Jeffrey D. Fisher       15,000 (2)       2.5%    $21.10      12/5/11    $199,045     $504,419

(1) The rates of appreciation presented of 5% and 10% are set by the Securities and Exchange Commission, and therefore, are not intended to forecast future appreciation of the Company's stock price.

(2)All options were granted at market value and vest in four equal annual installments beginning December 6, 2002.

Option Exercises and Outstanding Options
     The following table summarizes all options exercised in fiscal 2002 and unexercised options at the end of fiscal 2002 for the executive officers named above.
Shares

                                                                       Number of Unexercised      Value of Unexercised "In-
                                                                     Options at Fical Year End      the-Money" Options at
                                                                                                     Fiscal Year End (1)
Name                   Shares Acquired on Exercise   Value Realized  Exercisable   Unexercisable  Exercisable   Unexercisable
-------------------   ----------------------------   --------------  -----------  --------------  ------------  -------------
Bradley B. Buechler                        105,000       $1,460,000      402,500     250,000 (2)   $1,263,250        $171,000

George A. Abd                                2,188          $18,139       41,689      44,123 (2)      $31,264        $128,242

Randy C. Martin                              6,000          $23,490       26,627      44,373 (2)      $66,173        $128,242

David G. Pocost                              6,000          $28,410       26,627      44,373 (2)      $66,173        $128,242

Jeffrey D. Fisher                                -                -       11,251      28,749 (2)      $28,508         $85,492

(1) The values represent the difference between the exercise price of the options and the price of the Company's Common Stock on the date of exercise and at fiscal year end, respectively.

(2) These represent the unvested portion of options granted during fiscal 2000, 2001 and 2002 which vest in four equal annual installments beginning one year after date of grant.

Employment Agreements

Mr. Buechler

     Effective November 1, 2002, the Company entered into an Amended and Restated Employment Agreement with Mr. Buechler, which modified but continued Mr. Buechler's existing employment agreement. The Agreement will continue until terminated either by the Company on three years' notice or by Mr. Buechler on one year's notice. Notice of termination may not be given before November 1, 2005, except that if a "Change of Control" (described below) occurs, Mr. Buechler may give notice of termination at any time on or after November 1, 2003. For 24 months after termination of the Agreement, Mr. Buechler may not disclose any Company trade secrets, solicit the Company's customers, business or employees, or otherwise compete directly with the Company.

     The Agreement provides for compensation consisting of: (i) an annual base salary of $700,000 subject to periodic review by the Board, (ii) an annual bonus equal to 0.9% of the Company's annual earnings before income taxes, subject to certain adjustments and exceptions, (iii) a one-time stock option grant of 100,000 shares on December 12, 2002, which is in addition to options granted under previous versions of his employment agreement and any other options which the Board may grant him after 2002 under the Company's stock option plans, (iv) an annual contribution to a "split dollar" life insurance policy maintained for Mr. Buechler equal to 15% of his base salary plus the amount of the premium on $1,250,000 of term life insurance, and (v) a provision that Mr. Buechler may require the Company to repurchase during any twelve-month period that the Agreement is in effect, beginning November 1, 2002, a number of shares of his Common Stock not exceeding 15% of his then-current holdings of Common Stock plus currently-exercisable options, subject to certain other terms and conditions, at the average of the publicly-reported high and low sale prices of the Common Stock on the New York Stock Exchange over the ten trading days prior to the sale.

     If the Company terminates Mr. Buechler's employment for any reason other than "Cause" (defined below), or if Mr. Buechler terminates his employment with "Justification" (defined below) or with prior notice (as discussed above), then he will receive a cash severance benefit equal to two times his then current base salary plus the aggregate amount of the bonuses paid or earned by him in the two years before the notice of termination is given. However, if a Change of Control has occurred before the termination, the severance benefit becomes
2.95 times the sum of base salary plus one-third of the aggregate amount of bonuses paid or earned by him in the three years before the notice of termination is given. In either case, if the severance benefit and any other payments received as a result of the termination are subject to the excise tax imposed on excessive termination payments under the Internal Revenue Code, the Company will pay Mr. Buechler an additional severance amount so that he will receive the same net amount he would have received if there had been no excise tax.

     The Agreement defines certain terms, as follows:

     A "Change of Control" takes place if any of the following occurs: (i) the Board of Directors approves and recommends to the Company's shareholders (A) any consolidation or merger of the Company where either the Company is not the surviving corporation or the Company's shares are exchanged and the shareholders do not retain the same proportionate voting interest in the Company or its successor, (B) a sale or other transfer of all or substantially all of the Company's assets, other than to a subsidiary, or (C) the liquidation or dissolution of the Company; (ii) any person acquires a majority of the Company's voting stock; (iii) the Board of Directors approves any transaction whose purpose or likely effect is to cause the Company's Common Stock to be held by fewer than 300 persons or not to be listed on any national securities exchange; or (iv) there is a change in a majority of the Company's Board of Directors within any 24 consecutive months, unless each new director was approved by a majority of the continuing directors.

     "Cause" for termination of Mr. Buechler's employment by the Company occurs only if he is convicted of a felony, or commits an act or omission (including failure to follow lawful instructions of the Board of Directors) resulting or intended to result in his personal gain at the expense of the Company's property or business. However, Mr. Buechler will not be liable merely for his bad judgment, acts or omissions done in good faith or in connection with any tender, merger offer or other restructuring proposal.

     "Justification" for termination of his employment by Mr. Buechler occurs only if the Company reassigns or restricts him in a way inconsistent with his position, duties, responsibilities and status as Chairman of the Board, President, and Chief Executive Officer or fails to pay him any salary, option or bonus within seven days after he notifies the Company that such amount is due, or otherwise adversely affects or materially reduces any other benefits or rights he has under the Agreement.

Messrs. Abd, Martin and Pocost

     The Company has also entered into a three-year employment agreement with Mr. Abd, expiring February 28, 2006, and three-year employment agreements with Mr. Martin and Mr. Pocost expiring January 1, 2006. The annual base compensation under these agreements, subject to periodic review for cost of living and/or merit and other increases, is currently $300,000, $275,000 and $225,000 respectively. In addition, the agreements with Messrs. Abd, Martin and Pocost require the Company to maintain term life insurance in the amount of $500,000 for Mr. Abd and $300,000 for Mr. Martin and Mr. Pocost, for the employees' designated beneficiaries for the term of the agreements, all premiums thereon to be paid by the Company. The agreements also provide for annual bonuses based upon individual performance and the overall results of the Company's operations.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information as of November 2, 2002 regarding the Company's 1991 Incentive Stock Option Plan, 1991 Restricted Stock Option Plan and 2001 Stock Option Plan:

                       (a)               (b)              (c)
 Plan category      Number of      Weighted-average    Number of
                 securities to be   exercise price     securities
                   issued upon      of outstanding     remaining
                   exercise of         options,      available for
                   outstanding      warrants, and   future issuance
                     options,           rights        under equity
                  warrants, and                       compensation
                      rights                        plans (excluding
                                                       securities
                                                      reflected in
                                                      column (a))
----------------   -----------     ---------------   ---------------
     Equity         2,382,000           $19.23            (1)
  compensation
 plans approved
  by security
    holders

     Equity            None              None             None
  compensation
   plans not
  approved by
security holders

     Total          2,382,000           $19.23


(1) The maximum number of shares for which options may be granted under the Company's 2001 Stock Option Plan during any fiscal year of the Company is 10% of the Company's outstanding shares of Common Stock as of the end of the previous fiscal year. No options may be granted under the 2001 Stock Option Plan after December 31, 2010. No further options may be granted under any other stock option plans of the Company. In the event of any stock split, reverse stock split or stock dividend in excess of 5%, or any other recapitalization, combination or exchange affecting the Common Stock generally, the number and kind of shares available for issuance under the stock option plans will be appropriately and automatically adjusted.

     In addition to the annual limitation on option grants set out in the 2001 Stock Option Plan, the Board of Directors has resolved that the number of options outstanding at any given time under all Company stock option plans, including the 1991 Incentive Stock Option Plan and the 1991 Restricted Stock Option Plan, shall not exceed 10% of the Company's then issued and outstanding shares of Common Stock; however, the Board may increase or eliminate this additional restriction in its discretion. If options for fewer than the maximum amount of shares are granted in any fiscal year, the excess will not carry over and will not increase the number of shares available for options in a future year.

                             AUDIT COMMITTEE REPORT

     Spartech's management has the primary responsibility for the Company's financial reporting process, including its systems of internal controls, and for the financial statements resulting from that process. The Company's independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee, which is comprised entirely of independent directors, retains the independent auditors and oversees the Company's financial reporting process and the audit on behalf of the Board of Directors.

     In fulfilling our oversight responsibilities for 2002, the Audit Committee:

       Retained Ernst & Young LLP to perform the fiscal 2002 audit.

            Reviewed and discussed with management the Company's audited financial statements for the fiscal year ended November 2, 2002 as well as the quarterly unaudited financial statements.

            Reviewed and discussed with management the quality and the acceptability of the Company's financial reporting and internal controls.

            Discussed with the independent auditors the overall scope and plans for their audit as well as the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

            Reviewed with the independent auditors their judgments as to the quality and the acceptability of the Company's financial reporting.

            Received from the independent auditors the written disclosures and letter required by Standard No. 1 of the Independence Standards Board, and discussed with the independent auditors the auditors' independence from management and the Company, including the impact of permitted non-audit-related services approved by the Committee to be performed by the independent auditors.

            Discussed with the independent auditors and management such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 and other auditing standards generally accepted in the United States, the corporate governance standards of the New York Stock Exchange, and the Audit Committee's Charter.

     Based on the above reviews and discussions, we recommended to the Board of Directors that the audited financial statements for the fiscal year ended November 2, 2002 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

     Jackson W. Robinson    Lloyd E. Campbell          Craig A. Wolfanger
     Chairman

                              FEES PAID TO AUDITORS

     During fiscal 2002, the Company retained its principal auditor, Ernst & Young LLP, to provide services in the following categories and amounts:

          Audit Fees                                    $ 271,195
          Financial Information Systems Design and
          Implementation Fees                                 None
          All Other Fees                                $   78,242


     Other Fees primarily related to work performed in connection with the filing of the Company's registration statement on Form S-3 and the audit of employee benefit plans. The Audit Committee has considered whether the provision of these non-audit services by the Company's principal auditor is compatible with maintaining auditor independence and believes that they are.

                               SECURITY OWNERSHIP

     The table set forth below identifies the aggregate shares of Common Stock beneficially owned by each director, by each executive officer, by the executive officers and directors as a group, and by each person known to the Company as of December 31, 2002 to be the beneficial owner of more than 5% of the 29,246,204 shares of Common Stock outstanding as of that date.


                                           Number of          Percentage of
                                         Common Shares        Common Shares
                                    Beneficially Owned (1)    Beneficially
                                                                  Owned

Directors and Executive Officers:
---------------------------------   -----------------------   ---------------

Calvin J. O'Connor                            5,382,836 (2)             17.5%
Bradley B. Buechler                             567,000 (3)              1.8%
Ralph B. Andy                                   175,261 (4)                 *
George A. Abd                                    60,352 (5)                 *
David G. Pocost                                  57,168 (5)                 *
Randy C. Martin                                  56,029 (5)                 *
Jackson W. Robinson                              55,000 (5)                 *
Richard B. Scherrer                              44,350 (5)                 *
Craig A. Wolfanger                               30,000 (5)                 *
Jeffrey D. Fisher                                22,132 (5)                 *
William F. Phillips                              21,297 (5)                 *
Lloyd E. Campbell                                15,000 (5)                 *
Jeffrey C. Blessing                              12,468 (5)                 *
Phillip M. Karig                                  5,500 (5)                 *

All Directors and Executive
Officers as a Group (14 persons)              6,504,393 (5)             21.2%

Other Beneficial Owners
In Excess of 5% of the
Common Shares Outstanding:

Vita International Limited                    5,382,836 (2)             17.5%
Soudan Street
Middleton, Manchester
M24 2DB England

Liberty Wanger Asset Management,              2,322,000 (6)              7.6%
L.P.
227 West Monroe Street, Suite 3000
Chicago, IL 60606

Notes To Security Ownership Table:

 *Less than 1%.

(1) Includes shares issuable upon exercise of currently exercisable options as noted for the respective owners.

(2) Mr. O'Connor, a director of the Company, is also a director of Vita International Limited and a director of British Vita PLC; as such, this amount represents Common Stock owned by Vita International Limited.

(3) Includes 460,000 shares issuable upon exercise of currently exercisable options.

(4) Includes 25,000 shares issuable upon exercise of currently exercisable options, and 150,261 shares owned by RBA Partners, L.P. Mr. Andy is the sole shareholder of RBA Investments, Inc., which is a 0.1% general partner of RBA Partners, L.P. As such, Mr. Andy, through RBA Investments, Inc. has investment and voting power over the shares owned by RBA Partners, L.P.

(5) Includes shares issuable upon exercise of currently exercisable options, as follows: Mr. Abd, 54,657; Mr. Pocost, 38,501; Mr. Martin, 38,501; Mr. Robinson, 40,000; Mr. Scherrer, 30,000; Mr. Wolfanger, 30,000; Mr. Fisher, 18,750; Mr. Phillips, 14,875; Mr. Campbell, 15,000; Mr. Blessing, 9,500; Mr.
  Karig, 4,000 and all directors and executive officers as a group, 778,784.

(6) Based on information presented as of December 31, 2002 in Liberty Wanger Asset Management, L.P.'s ("WAM") latest available Schedule 13G, WAM beneficially owned 2,322,000 shares of common stock. WAM has shared voting and investment power with WAM Acquisition GP, Inc. the general partner of WAM.


                         COMMON STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total Company shareholder return for the last five fiscal years with overall market performance, as measured by the cumulative return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Specialty Chemicals Index, assuming an initial investment of $100 at the beginning of the period and the reinvestment of all dividends.

                                          [CHART]

GRAPH
                                11/1/97   10/31/98  10/30/99   10/28/00    11/3/01     11/2/02   CAGR*
                                -------   --------  --------   --------  -----------   -------  --------
Spartech Stock Price              $15.88        $18    $28.63        $13       $21.05    $18.79     5.0%

Assumed $100 Investment:
SPARTECH CORPORATION                $100       $115      $185        $85         $141      $128     5.0%
S&P 500                             $100       $120      $149       $151         $119       $99   (3.3)%
S&P Specialty Chemicals Index       $100        $96      $103        $71          $87      $100     0.0%

*Compound annual growth rate.

PROPOSAL 2: TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

     In December 2002, the Audit Committee appointed Ernst & Young LLP as independent auditors of the Company for fiscal 2003. The Audit Committee proposes that the shareholders ratify the appointment at this Annual Meeting. Ernst & Young LLP has served as the Company's independent auditors since April 30, 2002, when the Company terminated its engagement with Arthur Andersen LLP. The Company has had no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. In the event a majority of the votes cast at the Annual Meeting are not voted in favor of the appointment or if the Audit Committee determines that a change would be in the Company's and its shareholders' best interests, the Committee will reconsider its selection.

     Ernst & Young LLP has advised the Company that its representatives will be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR this proposal.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

     Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Shareholders, and it does not know of any business which persons other than management intend to present at the meeting. Should any other matter requiring a vote of the shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from its directors and executive officers that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended November 2, 2002.

PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended for inclusion in the Company's proxy statement for the 2004 Annual Meeting must be received by the Company no later than September 26, 2003. In addition, if a shareholder fails to notify the Company on or before December 10, 2003 of a proposal which such shareholder intends to present at the Company's 2004 Annual Meeting other than through inclusion of such proposal in the Company's proxy materials for the meeting, then management proxies may use their discretionary voting authority with respect to such proposal if it is presented at the meeting.

     Shareholders are urged to sign, date, and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Your cooperation is appreciated.

                              By Order of the Board of Directors
                              /s/ Jeffrey D. Fisher
                              Jeffrey D. Fisher
January 24, 2003              Secretary




[Proxy Card]

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE       Please mark
"FOR" EACH ITEM.                                              your votes as
                                                              indicated in   |X|
                                                              this example

Item 1 - Election of Directors
Election of two Class A Directors to serve until the 2006 Annual Meeting.
NOMINEES: 01 Richard B. Scherrer and 02 Craig A. Wolfanger

        FOR all the nominees                 WITHHOLD
           listed above                     AUTHORITY
         (except as marked             to vote for all the
          to the contrary)            nominees listed above

                |_|                             |_|

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the name in the list above.

                                                FOR     AGAINST    ABSTAIN

Item 2 - Ratify Independent Auditors            |_|       |_|        |_|

Item 3 - In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein.


Dated:____________________________________________________________________, 2003


________________________________________________________________________________
                                  (Signature)


________________________________________________________________________________
                          (Signature if held jointly)

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY
           CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

--------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^

                     Vote by Internet or Telephone or Mail
                         24 Hours a Day, 7 Days a Week

      Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

------------------------------------        ------------------------------------        ---------------------
             Internet                                  Telephone
    http://www.eproxy.com/seh                       1-800-435-6710                              Mail

Use the Internet to vote your proxy.        Use any touch-tone telephone to              Mark, sign and date
Have your proxy card in hand when           vote your proxy. Have your proxy               your proxy card
you access the web site. You will be   OR   card in hand when you call. You will   OR            and
prompted to enter your control              be prompted to enter your control              return it in the
number, located in the box below, to        number, located in the box below,           enclosed postage-paid
create and submit an electronic             and then follow the directions                     envelope.
ballot.                                     given.
------------------------------------        ------------------------------------        ---------------------

              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.

                           SPARTECH CORPORATION PROXY
                      2003 ANNUAL MEETING OF SHAREHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Bradley B. Buechler and Randy C. Martin, and each of them with the power to act alone and with full power of substitution and revocation, as attorneys and proxies of the undersigned to attend the Annual Meeting of Shareholders of Spartech Corporation ("the Company") to be held at Washington University's Knight Center, One Brookings Drive, St. Louis, Missouri 63130, on Wednesday, March 12, 2003, commencing at 10:00 a.m., CST, and at any and all adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote with respect to the following matters, all as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated January 24, 2003.

      This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                        (Continued on the reverse side)

--------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^